Exhibit 99.1

News Release

GRAINGER ANNOUNCES AGREEMENT TO ACQUIRE CROMWELL,

THE LARGEST INDEPENDENT BRITISH MRO DISTRIBUTOR

•                  Attractive opportunity to accelerate growth of the online model in the U.K. and Germany

•                  Transaction price will be £310M GBP/approximately $482 million USD

•                  Expected to be immediately EPS accretive and $0.10 to $0.15 accretive to Grainger’s 2016 EPS

•                  Grainger to host a live conference call and webcast at 10:00 a.m. EDT today

CHICAGO, July 30, 2015 — Grainger (NYSE: GWW), North America’s leading broad line distributor of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced it has entered into a definitive agreement to acquire Cromwell Group (Holdings) Limited, together with its subsidiaries (“Cromwell”) on a cash free, debt free basis for £310 million GBP, (approximately $482 million USD) in cash.  The transaction should be completed in early September.  The acquisition of Cromwell is expected to be immediately accretive in 2015 and $0.10 to $0.15 accretive to Grainger’s 2016 earnings per share.

Founded in 1970 and headquartered in Leicester, England, Cromwell is the largest independent MRO distributor in the United Kingdom, serving more than 35,000 industrial and manufacturing customers worldwide with more than 80,000 industrial products and employing more than 2,150 team members.  Sales for the fiscal year ending August 31, 2015, are forecasted to be £283 million GBP ($440 million USD) with the vast majority coming from the U.K.; EBITDA margins are expected to be approximately 10 percent.

The U.K. and Germany are two of the largest eCommerce markets in Europe, though adoption is lower than in the United States.  Grainger believes there is a compelling opportunity in the U.K. to grow its MRO online model, similar to what the Company has already accomplished in Japan with MonotaRO and in the United States with Zoro.  This acquisition will bring together Cromwell’s product strength and customer relationships with Grainger’s expertise in supply chain and eCommerce to accelerate growth in the core and online Cromwell business.  Additionally, this acquisition will enable Grainger to profitably scale its single channel online business Zoro Germany.  It will benefit from access to a large portfolio of private label product sourced from Cromwell.

“We have demonstrated that when we have a broad product line and supply chain scale as we do in the United States, we can develop a profitable online model very quickly.  Cromwell is a great company with an outstanding product offering, strong management team, and stable supply chain and will be a strong addition to Grainger,” said Jim Ryan, Chairman, President and CEO, Grainger.  “This transaction meets our criteria of identifying high growth potential opportunities that leverage Grainger’s core strengths.  Cromwell’s solid foundation will enable us to accelerate the growth of the online model in Europe within the next six months.  Over the next five years we expect sales growth from low single digits to approaching double digits, and EBITDA margins to improve from 10 percent to 15 percent. This acquisition will also accelerate the profitability of Zoro Germany.”

“The large, economically mature markets of Europe and Japan present the greatest opportunity for growth outside of North America and our online businesses across these regions are rapidly growing,” Ryan continued.  “We’ve had great success with our single channel online model by leveraging the same team across our businesses.  In Japan, we have helped build the most successful MRO startup business in the last 20 years, MonotaRO, which is growing in excess of 20 percent annually in local currency; in the United States we launched the Zoro business which is expected to reach $300 million in sales this year after just four years; and we are seeing strong results from the launch of Zoro Germany.  We believe we can achieve similar success with Cromwell.”

“Cromwell is a successful and well-established broad line distributor with a terrific product line, strong supply chain, solid customer base, and a great reputation for customer service,” said DG Macpherson, incoming Chief Operating Officer, Grainger.  “We understand Cromwell’s business model well and will run its core business with the goal of faster growth and ramping up its online business quickly, which today is less than 5 percent of total sales.  We are very confident that Cromwell’s supply chain will provide accelerated growth and scale for Grainger’s online MRO model in the U.K. and Germany.”

“This is an exciting day for our company,” said Managing Director Michael Kerins, Cromwell.  “Both businesses have a long heritage and recognized brand and share a strong commitment to customer service.  We believe this combination is a great fit for our team members, and our customers will experience greater benefits through an enhanced eCommerce offering and access to a larger, global distributor in Grainger.”

Upon completion of the transaction, Grainger intends to operate Cromwell as a standalone business unit led by Kerins and reported in Other Businesses.  The acquisition will be funded with debt both in the U.K. and the United States.  The transaction will not affect Grainger’s previously announced share repurchase plan.

Webcast

Grainger will conduct a live conference call and webcast at 10 a.m. Eastern Daylight Time (EDT) on July 30, 2015, to discuss the Cromwell acquisition. The webcast will be hosted by Jim Ryan, along with members of the executive team at Grainger, and can be accessed at www.grainger.com/investor.  For those unable to participate in the live event, a webcast replay will be available for 90 days on the company’s web site, www.grainger.com/investor.

About Grainger

W.W. Grainger, Inc., with 2014 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

About MonotaRO

MonotaRO Co., Ltd. sells more than 9,000,000 diversified maintenance, repair and operations (MRO) products to small and midsize manufacturing companies through their online channel and product catalogs. MonotaRO with a market capitalization of $2.7 billion (June 2015) is traded on the Tokyo Stock Exchange and head quartered in Amagasaki, Japan.

About Cromwell

Cromwell is a leading supplier of products used to maintain, repair and operate facilities in Europe, offering the widest choices to all industries, professions and trades.  Operating from its Head Office and Global Distribution Centre based in Leicester, England Cromwell has 2,150 staff, 54 UK branches and 12 international branches.  In January of 2012, Cromwell was granted the distinction of a Royal Warrant as “Purveyor of Industrial Supplies to Her Majesty The Queen.”

Forward Looking Statement

This press release includes forward-looking statements concerning the agreement entered into by W.W. Grainger, Inc. to acquire Cromwell, including expectations regarding the financial impact of such acquisition on Grainger. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the proposed transaction may not be consummated on the proposed terms and schedule; uncertainty of the financial performance of Grainger following the completion of the proposed transaction; the ability of Grainger and Cromwell to satisfy closing conditions; Grainger’s ability to close the transaction, successfully integrate the business and realize the strategic and other benefits of the acquisition; governmental laws and regulations affecting domestic and foreign operations; and other risks identified in Grainger’s most recent filing on Form 10-K and other SEC filings, all of which are available on its website.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Joe Kimble	William Chapman
APCO Worldwide	O: 847-535-0881
O: +44 207 526 3622	M: 847-456-8647
M: +44 797 935 5743

Grainger Media Relations Hotline
847-535-5678

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